Exhibit 10.1

Confidential

Asset Acceptance Capital Corp.

2009 Annual Incentive Compensation Plan for Management

General

Each year the Compensation Committee (the “Committee”) of the Board of Directors of Asset Acceptance Capital Corp. (the “Company”) establishes an annual incentive compensation plan (the “Plan”) for key executives and certain other management level associates (the “Plan Participant(s)”) of the Company.

The Plan will establish for each Plan Participant a target bonus (the “Target Bonus”) equal to a specified percentage of Base Salary (as defined below). The Target Bonus will be set by the Committee at a level consistent with each associate’s responsibilities. As used in this Plan, “Base Salary” shall be the Plan Participant’s base compensation (excluding incentive and any other taxable compensation) paid during 2009. For individuals who become Plan Participants during 2009, Base Salary shall be the base compensation (excluding incentive and any other taxable compensation) paid in 2009 beginning on the date the individual first becomes eligible to participate in the Plan.

The Plan will be comprised of two parts: (a) Financial Objectives; and (b) Personal Objectives. Bonus amounts will be computed separately for achievement of Financial Objectives and Personal Objectives, as set forth below under the captions “Financial Objectives” and “Personal Objectives”, respectively. The bonus earned shall be the sum of the bonus calculated under the Financial Objectives portion of the Plan and the bonus calculated under the Personal Objectives portion of the Plan. Payments under the Plan will be made after receipt and approval by the Audit Committee of the annual audited financial statements of the Company for the year ending December 31, 2009. A Plan Participant will not be considered to have earned a bonus unless the Plan Participant is employed by the Company on the date the Audit Committee approves the annual audited financial statements for 2009.

Payments shall be made no later than 2- 1/ 2 months after the end of the fiscal year to which the bonus amount relates (or such later time as is allowed in accordance with Treasury Regulation Section 1.409A-3(d)) in order to preserve the exemption from Section 409A of the Internal Revenue Code.

The Compensation Committee recognizes the need of the Plan Participants to conduct themselves in compliance with the Code of Business Conduct. In addition to the non-financial consequences contained in the Code of Business Conduct, any violation of the Code of Business Conduct shall result in complete forfeiture of any bonus which would otherwise be earned under this Plan.

If the Company’s Board of Directors or Audit Committee determines that the Company’s financial statements for the year ending December 31, 2009 are the subject of a material restatement, the Board of Directors may seek reimbursement from Executive Officers (as hereinafter defined) of excess incentive cash compensation paid to them under the 2009 Annual Incentive Compensation Plan for Management for the relevant performance period, on terms deemed appropriate by the Board of Directors. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the amount of the bonus paid to the Executive Officer and (ii) the amount of the bonus that would have been paid to the Executive Officer had the bonus amount been calculated based on the Company’s financial statements as restated. The Company will not be required to award Plan Participants an additional bonus payment should the restated financial statements result in a higher bonus payment. The provisions of this paragraph and any amounts payable by a Plan Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law. By participating in the Plan, each Executive Officer agrees to be bound by the terms of the Plan, including this paragraph. “Executive Officer” means each of those individuals designated by the Board of Directors as an executive officer of the Company.

Financial Objectives

The bonus earned under the Financial Objective portion of the Plan shall be 50% of the Target Bonus at achievement of the 2009 Financial Objective Goal, as defined below.

The financial performance of the Company will be measured by Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), after accrual of all incentive compensation plan payments. EBITDA will be determined in a manner consistent with the definition of EBITDA contained in Exhibit 1.

For the fiscal year ending December 31, 2009, the financial objective goal will be set at $xxx, xxx, xxx* (the “2009 Financial Objective Goal”), which equals fiscal 2009 budgeted EBITDA. The minimum goal will be set at $xxx, xxx, xxx* (the “Minimum Goal”), which equals xxxxxx xxxx xxxxxx*. The maximum goal will be set at $xxx,xxx,xxx* (the “Maximum Goal”), which equals xxx* percent of the 2009 Financial Objective Goal.

If the 2009 actual EBITDA achieved equals the Minimum Goal, the bonus earned under the Financial Objective portion of the Plan shall be 25 percent of the Target Bonus. If the actual EBITDA for 2009 is equal to or greater than the Maximum Goal, the bonus earned under the Financial Objectives portion of the Plan will be 100% of the Target Bonus. For actual EBITDA achieved less than the Minimum Goal, no bonus will be earned. For actual EBITDA achieved between the Minimum Goal and the 2009 Financial Objective Goal, and between the 2009 Financial Objective Goal and the Maximum Goal, the percentage of the Target Bonus shall be pro-rated on a straight-line basis.

Personal Performance Objectives

Each Plan Participant may earn up to a maximum of 50% of his or her Target Bonus based on the achievement of Personal Objectives, subject to adjustment by the Committee as set forth below.

Personal Objectives should be measurable goals jointly developed by the Plan Participant and his/her immediate supervisor (subject to approval by the President and Chief Executive Officer or his designee(s), and for certain participants, the Committee). The percentage earned under Personal Performance will be calculated based on a weighted-average rating of completion of each assigned objective from 0 to 4, whole numbers only, recognizing the determination of such percentage completion is in part subjective. If there is any disagreement as to the scoring of each assigned objective, the determination of the President and Chief Executive Officer or his designee(s) shall be final and binding.

The Committee shall have the discretion as to Executive Officers of the Company, and the President and Chief Executive Officer shall have the discretion as to all other Plan Participants, to adjust the portion of the bonus based on the achievement of Personal Objectives by each Participant upward or downward by a maximum of 20 percent to account for exigent circumstances that make achievement of any goal easier or more difficult to achieve than anticipated at the time the goal was established.

*	Portions of this exhibit have been omitted pursuant to Asset Acceptance’s request to the Secretary of the Securities and Exchange Commission for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

No Plan Participant will be eligible to earn any part of his or her bonus based on the achievement of Personal Objectives unless 2009 EBITDA achieved by the Company equals or exceeds the Minimum Goal.

Exhibit 1

EBITDA: The net income (loss) of the Company plus interest expense-net, income taxes, depreciation and amortization (including amortization of purchased receivables). The determination of EBITDA, for purposes of this Plan, shall be made by the Committee in accordance with generally accepted accounting principles in effect in the United States, applied on a consistent basis (“GAAP”). EBITDA shall be adjusted for this purpose (A) to exclude net gains and losses on the disposal of assets and other non-operating income or expense items; (B) to exclude EBITDA generated from acquisitions of new businesses or companies during the year (an acquisition of a new office would not be deemed to be a material acquisition); (C) to be reduced for capitalized costs that would otherwise be expenses of the period; and (D) for other items in the discretion of the Committee, provided, however that as to Executive Officers, the Committee may not exercise discretion to increase EBITDA for purposes of this Plan. EBITDA will be determined after accrual for all bonuses, including bonuses to be paid under this and all other Company annual incentive compensation plans.